Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 August 25, 2010

$[—] Buffer Super TrackSM Notes due August 30, 2012 Linked to the Performance of a Basket of Currencies Relative to the Euro Global Medium-Term Notes, Series A, No. F-153

Key Terms:	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	August 26, 2010

Issue Date:	August 31, 2010

Basket Final Valuation Date:	August 27, 2012 *

Maturity Date:	August 30, 2012** (resulting in a term to maturity of approximately 2 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the Euro and the Brazilian real (the “EURBRL” currency exchange rate), (ii) the Euro and the Australian dollar (the “EURAUD” currency exchange rate”), (iii) the Euro and the Norwegian krone (the “EURNOK” currency exchange rate”) and (iv) the Euro and the Canadian dollar (the “EURCAD” currency exchange rate) (each a “currency exchange rate” and a “basket component”, and each of the Brazilian real, Australian dollar, Norwegian krone, and Canadian dollar, a “reference currency”). The currency exchange rates, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent in accordance with the following:

(a) where the currency exchange rate is “EURBRL”, the Brazilian real per Euro exchange rate which will be determined as the rate equal to the Brazilian real per U.S. dollar exchange rate, which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, multiplied by the U.S. dollar per Euro exchange rate, which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(b) where the currency exchange rate is “EURAUD”, the Australian dollar per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c) where the currency exchange rate is “EURNOK”, the Norwegian krone per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “NOK” under the caption “MID” at approximately 4 p.m., London time, on the relevant date; and

(d) where the currency exchange rate is “EURCAD”, the Canadian dollar per Euro exchange rate which appears on Bloomberg screen WMCO3 to the right of the caption “CAD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date.

Participation Rate:	200%-210% ** ** The actual Participation Rate on the Notes will be set on the basket initial valuation date and will not be less than 200%.

Buffer Percentage:	20%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the Basket Performance is positive, you will receive the sum of (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the product of (i) the Participation Rate and (ii) the Basket Performance. Accordingly, your payment per $1,000 principal amount would be calculated as follows:

$1,000 + [$1,000 × (Participation Rate × Basket Performance)]

If the Basket Performance is less than or equal to 0% and equal to or greater than -20%, you will receive the principal amount of your Notes; and

If the Basket Performance is less than -20%, you will receive a cash payment equal to the sum of (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Basket Performance and (ii) the Buffer Percentage. Accordingly, your payment per $1,000 principal amount would be calculated as follows:

$1,000 + [$1,000 × (Basket Performance + 20%)]

If the Reference Asset declines by more than 20%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance is below -20%. You may lose up to 80% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Basket Performance:

The Basket Performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The Basket Performance will be calculated as follows:

EURCCY( i) Initial = the initial rate (“initial rate”) for each basket component is: [—] with respect to EURBRL, [—] with respect to EURAUD, [—] with respect to EURNOK and [—] with respect to EURCAD which, in each case, will be the currency exchange rate on the basket initial valuation date determined as described under “Reference Asset” above;

EURCCY(i) Final = The final rate for each basket component, which in each case will be the currency exchange rate on the basket final valuation date, determined as described under “Reference Asset” above; and

W( i) = Weighting of each basket component, which is 1/4 for each basket component.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06740PND4 and US06740PND41

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100.00%	0%	100%
Total	$[—]	$[—]	$[—]

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual currency exchange rates or Basket Performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the basket components on the basket final valuation date relative to the initial rates on the basket initial valuation date. We cannot predict the Basket Performance.

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the currency exchange rates on the basket initial valuation date and basket final valuation date are as indicated. The examples also assume a Participation Rate of 200%.

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Example 1: In this case, all reference currencies strengthen against the Euro. (This occurs when EURCCY( i) Final decreases from EURCCY(i) Initial, reflecting a fewer number of reference currency per Euro.)

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
EURBRL Exchange Rate	2.2402	2.0610	8.00%	25%	2.00%
EURAUD Exchange Rate	1.4200	1.2070	15.00%	25%	3.75%
EURNOK Exchange Rate	7.8995	6.9516	12.00%	25%	3.00%
EURCAD Exchange Rate	1.3317	1.2651	5.00%	25%	1.25%

Basket Performance					10.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of 10% is positive, the payment at maturity is equal to the sum of (a) the principal amount of the Notes plus (b) the principal amount multiplied by the product of (i) Participation Rate and (ii) the Basket Performance, calculated as follows:

$1,000 + [$1,000 × (Participation Rate × Basket Performance)] = $1,000 + [$1,000 × (200% × 10%)] = $1,200.00

Therefore, the payment at maturity is $1,200 per $1,000 principal amount of Notes, representing a 20.00% return on investment over the term of the Notes.

Example 2: In this case, two reference currencies strengthen against the Euro while two weaken.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
EURBRL Exchange Rate	2.2402	2.2178	1.00%	25%	0.25%
EURAUD Exchange Rate	1.4200	1.7750	-25.00%	25%	-6.25%
EURNOK Exchange Rate	7.8995	9.3214	-18.00%	25%	-4.50%
EURCAD Exchange Rate	1.3317	1.3051	2.00%	25%	0.50%

Basket Performance					-10.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of -10% is less than or equal to 0% and equal to or greater than -20%, the payment at maturity is equal to the principal amount of the Notes.

Example 3: In this case, all reference currencies weaken against the Euro. (This occurs when C( i)Final increases from C(i) Initial, reflecting a greater number of reference currency per Euro.)

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
EURBRL Exchange Rate	2.2402	3.0019	-34.00%	25%	-8.50%
EURAUD Exchange Rate	1.4200	1.8957	-33.50%	25%	-8.38%
EURNOK Exchange Rate	7.8995	9.8744	-25.00%	25%	-6.25%
EURCAD Exchange Rate	1.3317	1.6979	-27.50%	25%	-6.88%

Basket Performance					-30.00%

Step 2: Calculate the payment at maturity.

Because the Basket Performance of -30% is less -20%, the payment at maturity is equal to the sum of (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Basket Performance and (ii) the Buffer Percentage, calculated as follows:

$1,000 + [$1,000 × (Basket Performance + 20%)] = $1,000 + [$1,000 × (-30% + 20%)] = $900

Therefore, the payment at maturity is $900 per $1,000 principal amount of Notes, representing a -10% return on investment over the term of the Notes.

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Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the basket components are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the Reference Asset; and

•

For a description of further adjustments that may affect one or more basket components or the Reference Asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to a return equal to the Participation Rate multiplied by the positive Basket Performance in the event that the Basket Performance is greater than 0%, in addition to the principal amount of your Notes. The actual Participation Rate will be determined on the basket initial valuation date and will not be less than 200%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss. Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S.-source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would generally be long-term capital gain or loss if you have held your Notes for more than one year. More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Notes should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you

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acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, the Internal Revenue Service could take the position that your Notes should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Notes. Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S.-source ordinary income or loss even if you make the election described above.

In addition, it is possible that the Notes could be treated as a debt instrument denominated in U.S. dollars that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

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Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The return on the Notes at maturity is linked to the performance of the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar relative to the Euro and will depend on whether, and the extent to which, the Basket Performance is positive or negative. If the Reference Asset declines by more than 20%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance is less than -20%. You may lose up to 80% of your initial investment.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Notes Bearish on the Euro—The Basket Performance will only be positive if, on average, the value of the Euro weakens relative to the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar. If, on average, the Euro appreciates in value relative to the Brazilian real, the Australian dollar, the Norwegian krone and the Canadian dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•

Emerging Markets Risk—An investment linked to emerging market currencies, which include the Brazilian real, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

The Appreciation of One Reference Currency Relative to the Euro May Be Offset by the Depreciation of Another Reference Currency Relative to the Euro—The Notes are linked to an equally-weighted basket composed of the basket components. The appreciation of one reference currency relative to the Euro may be offset, in whole or in part, by the depreciation of another reference currency relative to the Euro.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally, the discussion of federal income taxes in this free writing prospectus provides that it would be reasonable to take the position that gain from the sale or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract over the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this free writing prospectus and consult your tax advisor with any questions.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the currency exchange rates on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the Reference Asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events including those affecting the Eurozone economy, in general, and the fluctuations of Euro, in particular; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the EURBRL, EURAUD, EURNOK and EURCAD currency exchange rates from December 31, 1998 through August 23, 2010 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On August 23, 2010, such closing spot exchange rates of EURBRL, EURAUD, EURNOK and EURCAD were 2.2402, 1.4200, 7.8995 and 1.3317 respectively.

We obtained the information regarding the currency exchange rates of EURBRL, EURAUD, EURNOK and EURCAD below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance closing currency exchange rates of EURBRL, EURAUD, EURNOK and EURCAD should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the final rates on the basket final valuation date. We cannot give you assurance that the performance of the EURBRL, EURAUD, EURNOK and EURCAD currency exchange rates will result in return of more than 20% of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–9